                                                                 Exhibit (13)(d)

                               PURCHASE AGREEMENT



     The Commerce Funds (the "Trust"), a Delaware business trust, and Goldman, Sachs & Co. ("Goldman"), a New York General Partnership, hereby agree with each other as follows:

     1. The Trust hereby offers Goldman and Goldman hereby purchases 1 share of each of Series I-1 and I-2 shares representing interests in Institutional Shares and Service Shares of the Commerce Growth and Income Fund, respectively, (such beneficial interests in The Commerce Funds, a Delaware business trust, being hereinafter known collectively as "Shares") at a purchase price of US $10.00 per Share. Goldman hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Goldman of funds in the amount of US $20.00 in full payment of the Shares.

     2. All Shares offered and purchased in this Agreement are hereby being made in a private offering.

     3. Goldman represents and warrants to the Trust that all Shares purchased in this Agreement are being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed the Agreement as of February 18, 1997.

Attest:                                 THE COMMERCE FUNDS

/s/ Diana McCarthy                      By: /s/ Warren W. Weaver
--------------------------------            ---------------------------
                                        Title:President and Trustee
                                              ------------------------

Attest:                                 GOLDMAN, SACHS & CO.

/s/ Angelique Barrow                    By:  /s/ Goldman, Sachs and Co.
--------------------------------             ----------------------------
                                        Title:
                                              -------------------------